As filed with the U.S. Securities and Exchange Commission on December 5, 2025.

Registration Statement No. 333-288678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

Amendment No 4

to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

Club Versante Group Limited

(Exact name of registrant as specified in its charter)

____________________________

Cayman Islands	5812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Suite 1205

8400 West Road
Richmond BC V6X 0S7
Canada
604-284-5366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Kyle Leung, Esq. Qin Li, Esq. Concord & Sage PC 1360 Valley Vista Dr Suite 140 Diamond Bar California 91765 929-989-7572	Ross D. Carmel, Esq. Shane Wu, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 212 930-9700

____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-288678) is being filed solely for the purpose of filing certain updated exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on September 5, 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against fraud or dishonesty.

Pursuant to our Amended and Restated Memorandum and Articles of Association that will become effective immediately prior to the completion of this offering, the directors, alternate directors, secretary and other officers for the time being of the Company and the trustees (if any) for the time being acting in relation to any of the affairs of the Company, and their respective executors or administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their executors or administrators, shall or may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own dishonesty, wilful default or fraud, and none of them shall be answerable for the acts, receipts, neglects or defaults of any other of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects of the Company shall be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys of the Company shall be placed out or invested, or for any other loss, misfortune or damage which may arise in the execution of their respective offices or trusts, or in relation thereto, except as the same shall happen by or through their own dishonesty, wilful default or fraud.

We intend to enter into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors, or persons controlling us for certain liabilities.

We intend to obtain directors’ and officers’ liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number and Class of Securities	Consideration	Underwriting Discount and Commission
McGrath Tonner Corporate Services Limited(1)	April 9, 2025	1 ordinary share	USD1.00 per share	—
Club Versante Investment Limited(1)	April 9, 2025	999 ordinary shares	USD1.00 per share	—
Kon Teck Tien(2)	May 8, 2025	52 ordinary shares	USD5,165.00 per share	—
Leong Kah Yee(2)	May 8, 2025	50 ordinary shares	USD5,165.00 per share	—
Yang Shengguang(2)	May 8, 2025	56 ordinary shares	USD5,165.00 per share	—

Purchaser	Date of Issuance	Number and Class of Securities	Consideration	Underwriting Discount and Commission
Club Versante Investment Limited(3)	July 16, 2025	10,000,000 Ordinary Shares	Nil (1-for 10,000 share subdivision)	—
Club Versante Investment Limited	July 16, 2025	3,500,000 Ordinary Shares	USD0.0001 per share	—
Kon Teck Tien(3)	July 16, 2025	520,000 Ordinary Shares	Nil (1-for 10,000 share subdivision)	—
Kon Teck Tien	July 16, 2025	182,000 Ordinary Shares	USD0.0001 per share
Leong Kah Yee(3)	July 16, 2025	500,000 Ordinary Shares	Nil (1-for 10,000 share subdivision)	—
Leong Kah Yee	July 16, 2025	175,000 Ordinary Shares	USD0.0001 per share
Yang Shengguang(3)	July 16, 2025	560,000 Ordinary Shares	Nil (1-for 10,000 share subdivision)	—
Yang Shengguang	July 16, 2025	196,000 Ordinary Shares	USD0.0001 per share

____________

(1)      Upon the incorporation of CVGL on April 9, 2025, CVGL issued 1,000 ordinary shares to two then shareholders in connection with the incorporation of the Company, among which 1 ordinary share was issued to our registered office provider as initial subscriber, who then transferred the subscriber share to Club Versante Investment Limited on the same day.

(2)      On May 8, 2025, CVGL issued 52, 50 and 56 Ordinary Shares to Kon Teck Tien, Leong Kah Yee and Yang Shengguang at a total consideration of US$268,580.00, US$258,250.00 and US$289,240.00 respectively.

(3)      On July 16, 2025, a 1-for-10,000 share split/share subdivision was effected by CVGL, and as a result of the Company issued 11,580,000 ordinary shares in proportion to all existing shareholders.

Item 8. Exhibits and Financial Statement Schedules.

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association, as adopted at incorporation
3.2*	Amended and Restated Memorandum and Articles of Association, as currently in effect
3.3*	Form of Amended and Restated Memorandum and Articles of Association (to be effective immediately prior to the completion of this offering)
4.1*	Specimen certificate evidencing Ordinary Shares
5.1†	Opinion of Harney Westwood & Riegels regarding the validity of the Ordinary Shares being registered
8.1†	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2†	Opinion of Boughton Law Corporation regarding certain legal matters and tax matters of the subsidiary in Canada
10.1*	Form of Indemnification Agreement between the registrant and its officers and directors
10.2*	Form of Director Agreement between the registrant and its directors
10.3*	Form of Independent Director Agreement between the registrant and its independent directors
10.4*	Form of Employment Agreement between the registrant and its officers
10.5*	Commercial Sublease Agreement, by and between Hotel Versante Ltd. and Club Versante Management Ltd., dated as of August 1, 2021
10.6*	Amendment to Commercial Sublease, by and between Hotel Versante Ltd. and Club Versante Management Ltd., dated as of June 1, 2023
10.7*	Lease Agreement, by and between Kangaloo Investment Ltd. and Club Versante Management Ltd., dated as of October 19, 2022
10.8*	Lease Agreement, by and between 1322956BC and Club Versante Management Ltd., dated as of September 1, 2021
10.9*	Amendment to Lease Agreement, by and between 1322956BC and Club Versante Management Ltd., dated as of January 1, 2024
10.10*	Commercial Lease Agreement, by and between Club Versante Management Ltd. and Yandoux Patisserie Ltd., dated as of March 6, 2025
21.1*	List of Subsidiaries
23.1†	Consent of HTL International, LLC, an independent registered public accounting firm
23.2†	Consent of Harney Westwood & Riegels (included in Exhibits 5.1 and 8.1)
23.3†	Consent of Boughton Law Corporation (included in Exhibit 8.2)
23.4†	Consent of Migo Corporation Limited
24.1	Power of Attorney (included in the signature page in Part II of the registration statement)
99.1*	Code of Business Conduct and Ethics
99.2*	Audit Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4*	Compensation Committee Charter
99.5*	Consent of Mr. John Robert Fiore
99.6*	Consent of Mr. Ming Gu
99.7*	Consent of Mr. Jianhua Zhao
99.8*	Consent of Ms. Peng Du
99.9*	Compensation Recovery Policy of the registrant
99.10*	Insider Trading Policy of the registrant
99.11*	Whistleblower Policy of the registrant
107*	Calculation of Filing Fee Table

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*        Previously Filed.

†        Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canada, on December 5, 2025.

CLUB VERSANTE GROUP LIMITED
By:	/s/ Chung Lin Ching
Name:	Chung Lin Ching
Title:	Director

KNOW ALL BY THOSE PRESENT, that each person whose signature appears below hereby constitutes and appoints Chung Lin Ching and Peng Du, and each of them may act without the joinder of the other, as his or her true and lawful agent, proxy, and attorney-in-fact, with full power of substitution and re-substitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto; (2) act on, sign, and file such certificates, instruments, agreements, and other documents as may be necessary or appropriate in connection therewith; (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act; and (4) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying, and confirming all that such agent, proxy, and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Chung Lin Ching	Chief Executive Officer and Director	December 5, 2025
Name: Chung Lin Ching
/s/ Peng Du	Chief Finance Officer and Director	December 5, 2025
Name: Peng Du	(Principal Accounting and Financial Officer)
/s/ John Robert Fiore	Independent Director	December 5, 2025
Name: John Robert Fiore
/s/ Ming Gu	Independent Director	December 5, 2025
Name: Ming Gu
/s/ Jianhua Zhao	Independent Director	December 5, 2025
Name: Jianhua Zhao

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of CVGL, has signed this registration statement or amendment thereto in New York, New York on December 5, 2025.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice-President on behalf of Cogency Global Inc.